EXHIBIT 99.1



                            THOR INDUSTRIES, INC.
  419 WEST PIKE STREET         P.O. BOX 629      JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 FAX 937-596-6539

                             N E W S   R E L E A S E
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Date:    August 19, 2003
Contact: Wade F. B. Thompson or Peter B. Orthwein


  THOR TO ACQUIRE DAMON CORP.; ACQUISITION EXPECTED TO BE ACCRETIVE TO E.P.S.
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Thor  Industries,  Inc.  (NYSE:THO)  announced  today  that  it had  reached  an agreement in principle to acquire Damon Corporation, a profitable privately held Elkhart, IN manufacturer of motor homes with sales of approximately $200 million, for approximately $46 million cash. Based on historical results its acquisition is expected to add approximately 20(cents) to Thor's earnings per share in fiscal 2004. Thor's E.P.S. for the trailing 12 months ended April 30, 2003 were $2.70.

Damon is a major manufacturer of Class A motor homes, which accounts for about 80% of its sales, and is the largest builder of park model trailers.

"Damon's purchase should make us the largest RV manufacturer in units and dollars and the fourth largest motor home manufacturer with approximately 11% of the market. Its acquisition provides us with a strong addition in diesel motor homes, which account for 20% of Damon's motor home shipments this year. We expect to retain the Damon management team and to operate the company's divisions autonomously," said Wade F. B. Thompson, Thor Chairman.

The transaction is expected to close on September 2, 2003 and is subject to customary conditions.

Thor is the largest unit manufacturer of recreation vehicles and the largest builder of mid-size buses, with preliminary sales for the year ended July 31, 2003 of $1.57 billion.






This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.